Exhibit 99.1

GXO Reports Third Quarter 2024 Results

•Third quarter revenue increased 28% year over year to a record $3.2 billion, with organic revenue growth of 3%
•Signed approximately $750 million in annualized revenue year to date; on track to win a record level of new business in 2024
•Sales pipeline increased 30% year over year to $2.4 billion and stands at a two-year high
•Reaffirmed full-year 2024 guidance

GREENWICH, Conn. — November 4, 2024 — GXO Logistics, Inc. (NYSE: GXO) today announced results for the third quarter 2024.

Malcolm Wilson, chief executive officer of GXO, said, “We have increasing momentum in our business. In the third quarter, we delivered our highest-ever quarterly revenue of $3.2 billion, reflecting growth of 28% year over year, along with sequential improvement in organic revenue growth and strong free cash flow.

“We signed $226 million of new business wins, bringing year-to-date wins to about $750 million. Our sales pipeline stands at its highest level in more than two years, and we are on track to deliver a record year for new business wins in 2024.

“We’re seeing increasing demand for ecommerce capacity. This is a long-term structural tailwind that has been a key growth driver for us over the past five years. More than half of our new wins in the third quarter originated from e-fulfillment, and we also opened the largest ecommerce warehouse in France, in partnership with one of our long-term customers.

“Our performance gives us confidence in the acceleration of our organic growth in 2025 and beyond. GXO is well positioned to capitalize on the secular supply chain trends of complexity, ecommerce, automation and outsourcing, and to deliver long-term profitable growth.”

Third Quarter 2024 Results

Revenue increased to $3.2 billion, up 28% year over year, compared with $2.5 billion for the third quarter 2023. Organic revenue1 grew by 3%.

Net income was $35 million, compared with $68 million for the third quarter 2023. Diluted earnings per share was $0.28, compared with $0.55 for the third quarter 2023.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA1”) was $223 million, compared with $200 million for the third quarter 2023. Adjusted diluted EPS1 was $0.79, compared with $0.69 for the third quarter 2023.

1 For definitions of non-GAAP measures see the “Non-GAAP Financial Measures” section in this press release.

GXO generated $198 million of cash flow from operations, compared with $243 million for the third quarter 2023. In the third quarter of 2024, GXO generated $110 million of free cash flow1, compared with $191 million of free cash flow1 for the third quarter 2023.

Cash Balances and Outstanding Debt

As of September 30, 2024, cash and cash equivalents (excluding restricted cash), debt outstanding and net debt1 were $548 million, $2.8 billion and $2.2 billion, respectively.

Guidance

The company reaffirms its guidance for the full year 20242 as follows:
•Organic revenue growth1 of 2% to 5%;
•Adjusted EBITDA1 of $805 million to $835 million;
•Adjusted diluted EPS1 of $2.73 to $2.93; and
•Adjusted EBITDA1 to free cash flow1 conversion of 30% to 40%.

Conference Call

GXO will hold a conference call on Tuesday, November 5, 2024, at 8:30 a.m. Eastern Time. Participants can call toll free (from US/Canada) 877-407-8029; international callers dial +1 201-689-8029. Conference ID: 13749227. A live webcast of the conference will be available on the Investor Relations area of the company’s website, investors.gxo.com. The conference will be archived until November 19, 2024. To access the replay by phone, call toll-free (from US/Canada) 877-660-6853; international callers dial +1 201-612-7415. Use participant passcode 13749227.

About GXO Logistics

GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is capitalizing on the rapid growth of ecommerce and automation. GXO is committed to providing a world-class, diverse workplace for more than 130,000 team members in more than 970 facilities totaling approximately 200 million square feet. The company partners with the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions. GXO is headquartered in Greenwich, Connecticut, USA. Visit GXO.com for more information and connect with GXO on LinkedIn, X, Facebook, Instagram and YouTube.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables below.

GXO’s non-GAAP financial measures in this press release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), adjusted EBITDA margin, adjusted earnings before interest, taxes and amortization (“adjusted EBITA”), adjusted EBITA, net of income taxes paid, adjusted EBITA margin, adjusted net income attributable to GXO, adjusted earnings per share (basic and diluted) (“adjusted EPS”), free cash flow, free cash flow conversion, organic revenue, organic revenue growth, net leverage ratio, net debt, and operating return on invested capital (“ROIC”).

2 Our guidance reflects current FX rates.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, GXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. GXO’s non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted EBITA, adjusted net income attributable to GXO and adjusted EPS include adjustments for transaction and integration costs, litigation expenses as well as restructuring costs and other adjustments as set forth in the financial table below. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities), and certain costs related to integrating and separating IT systems. Litigation expenses primarily relate to the settlement of ongoing legal matters. Restructuring costs primarily relate to severance costs associated with business optimization initiatives.

We believe that adjusted EBITDA, adjusted EBITDA margin, adjusted EBITA, adjusted EBITA, net of income taxes paid, and adjusted EBITA margin, improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization of intangible assets acquired), tax impacts and other adjustments as set out in the attached tables, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

We believe that organic revenue and organic revenue growth are important measures because they exclude the impact of foreign currency exchange rate fluctuations, revenue from acquired businesses and revenue from disposed business.

We believe that adjusted net income attributable to GXO and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains, which management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets.

We believe that free cash flow and free cash flow conversion are important measures of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as cash flow from operations less capital expenditures plus proceeds from sale of property and equipment. We calculate free cash flow conversion as free cash flow divided by adjusted EBITDA, expressed as a percentage.

We believe that net debt and net leverage ratio are important measures of our overall liquidity position and are calculated by adding bank overdrafts and removing cash and cash equivalents from our total debt and net debt as a ratio of our adjusted EBITDA. We calculate ROIC as our trailing twelve months adjusted EBITA, net of income taxes paid, divided by the average invested capital. We believe ROIC provides investors with an important perspective on how effectively GXO deploys capital and use this metric internally as a high-level target to assess overall performance throughout the business cycle.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating GXO’s ongoing performance.

With respect to our financial targets for full-year 2024 organic revenue growth, adjusted EBITDA, adjusted diluted EPS, and free cash flow conversion, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statements of income and cash flows prepared in accordance with GAAP, that would be required to produce such a reconciliation.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, including the acceleration of our organic revenue growth in 2025 and beyond and our full-year 2024 guidance. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by the company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors the company believes are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, the risks discussed in our filings with the SEC and the following: economic conditions generally; supply chain challenges, including labor shortages; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our respective customers’ demands; our ability to successfully integrate and realize anticipated benefits, synergies, cost savings and profit improvement opportunities with respect to acquired companies, including the acquisition of Wincanton; acquisitions may be unsuccessful or result in other risks or developments that adversely affect our financial condition and results; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our indebtedness; our ability to raise debt and equity capital; litigation; labor matters, including our ability to manage its subcontractors, and risks associated with labor disputes at our customers’ facilities and efforts by labor organizations to organize its employees; risks associated with defined benefit plans for our current and former employees; our ability to attract or retain necessary talent; the increased costs associated with labor; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; fluctuations in customer confidence and spending; issues related to our intellectual property rights; governmental regulation, including environmental laws, trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; natural disasters, terrorist attacks or similar incidents; damage to our reputation; a material disruption of our operations; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; failure in properly handling the inventory of our customers; the impact of potential cyber-attacks and information technology or data security breaches; and the inability to implement technology initiatives or business systems successfully; our ability to achieve Environmental, Social and Governance goals; and a determination by the IRS that the distribution or certain related spin-off transactions should be treated as taxable transactions. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in the light of such factors.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

Chris Jordan
+1 (203) 769-7228
chris.jordan@gxo.com

Media Contact

Matthew Schmidt
+1 (203) 307-2809
matt.schmidt@gxo.com

GXO Logistics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, shares in thousands, except per share amounts)	2024	2023	2024	2023
Revenue	$3,157	$2,471	$8,459	$7,188
Direct operating expense	2,671	2,012	7,116	5,875
Selling, general and administrative expense	265	258	784	761
Depreciation and amortization expense	111	101	302	268
Transaction and integration costs	21	3	55	22
Restructuring costs and other	9	7	26	31
Litigation expense(1)	(1)	—	59	—
Operating income	81	90	117	231
Other income (expense), net	(6)	7	1	8
Interest expense, net	(33)	(14)	(69)	(41)
Income before income taxes	42	83	49	198
Income tax expense	(7)	(15)	(11)	(38)
Net income	35	68	38	160
Net income attributable to Noncontrolling Interests (“NCI”)	(2)	(2)	(4)	(4)
Net income attributable to GXO	$33	$66	$34	$156

Earnings per share
Basic	$0.28	$0.55	$0.28	$1.31
Diluted	$0.28	$0.55	$0.28	$1.31

Weighted-average common shares outstanding
Basic	119,461	118,941	119,387	118,883
Diluted	119,793	119,645	119,718	119,430
(1) On June 14, 2024, the Company’s subsidiary GXO Warehouse Company, Inc. entered into a Confidential Settlement Agreement (the “Settlement Agreement”) to settle all claims in connection with a dispute between the Company and one of its customers related to the start-up of the customer’s warehouse that occurred in 2018 (the “Dispute”). A payment under the Settlement Agreement was made by the Company on July 5, 2024. As of July 10, 2024, the Dispute, which was litigated under the caption Lindt et al. v. GXO Warehouse Company, Inc., docket no. 4:22-cv-00384-BP, in Federal District Court for the Western District of Missouri (the “Court”), was dismissed with prejudice with each side to bear their own costs and fees, and the Court retained jurisdiction to enforce the terms of the Settlement Agreement. Among other things in the Settlement Agreement, the parties each denied the allegations and counterclaims asserted in the Dispute, and agreed to a mutual release of claims arising from, under or otherwise in connection with their prior business relationship and the Dispute, in exchange for a payment by the Company of $45 million. The Company intends to pursue reimbursement in connection with this Dispute under its existing insurance policies. The Company recognized $59 million expense for the nine months ended September 30, 2024 for the settlement, associated legal fees, costs and other related expenses.

GXO Logistics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$548	$468
Accounts receivable, net of allowance of $14 and $11	1,968	1,753
Other current assets	443	347
Total current assets	2,959	2,568
Long-term assets
Property and equipment, net of accumulated depreciation of $1,723 and $1,545	1,161	953
Operating lease assets	2,501	2,201
Goodwill	3,676	2,891
Intangible assets, net of accumulated amortization of $612 and $528	1,061	567
Other long-term assets	542	327
Total long-term assets	8,941	6,939
Total assets	$11,900	$9,507
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$748	$709
Accrued expenses	1,411	966
Current debt	223	27
Current operating lease liabilities	681	597
Other current liabilities	369	327
Total current liabilities	3,432	2,626
Long-term liabilities
Long-term debt	2,556	1,620
Long-term operating lease liabilities	2,067	1,842
Other long-term liabilities	704	473
Total long-term liabilities	5,327	3,935
Commitments and Contingencies
Stockholders’ Equity
Common Stock, $0.01 par value per share; 300,000 shares authorized, 119,472 and 119,057 issued and outstanding	1	1
Preferred Stock, $0.01 par value per share; 10,000 shares authorized, none issued and outstanding	—	—
Additional Paid-In Capital (“APIC”)	2,620	2,598
Retained earnings	586	552
Accumulated Other Comprehensive Income (Loss) (“AOCIL”)	(101)	(239)
Total stockholders’ equity before NCI	3,106	2,912
NCI	35	34
Total equity	3,141	2,946
Total liabilities and equity	$11,900	$9,507

GXO Logistics, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In millions)	2024	2023
Cash flows from operating activities:
Net income	$38	$160
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization expense	302	268
Stock-based compensation expense	30	25
Deferred tax benefit	(37)	(29)
Other	11	16
Changes in operating assets and liabilities
Accounts receivable	50	(23)
Other assets	(21)	(39)
Accounts payable	(29)	(69)
Accrued expenses and other liabilities	19	34
Net cash provided by operating activities	363	343
Cash flows from investing activities:
Capital expenditures	(255)	(205)
Proceeds from sale of property and equipment	16	13
Acquisition of businesses, net of cash acquired	(863)	—
Cross-currency swap agreements settlement	(5)	—
Net cash used in investing activities	(1,107)	(192)
Cash flows from financing activities:
Proceeds from debt, net	1,085	—
Repayments of debt, net	(216)	(139)
Repayments of finance lease obligations	(32)	(24)
Taxes paid related to net share settlement of equity awards	(8)	(7)
Net cash provided by (used in) financing activities	829	(170)
Effect of exchange rates on cash and cash equivalents	14	(2)
Net increase (decrease) in cash, restricted cash and cash equivalents	99	(21)
Cash, restricted cash and cash equivalents, beginning of period	470	495
Cash, restricted cash and cash equivalents, end of period	$569	$474

Reconciliation of cash, restricted cash and cash equivalents
Cash and cash equivalents	$548	$473
Restricted Cash (included in Other long-term assets)	21	1
Total cash, restricted cash and cash equivalents	$569	$474

GXO Logistics, Inc.
Key Data
Disaggregation of Revenue
(Unaudited)

Revenue disaggregated by geographical area was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2024	2023	2024	2023
United Kingdom	$1,525	$958	$3,727	$2,695
United States	771	711	2,249	2,117
Netherlands	242	216	680	610
France	195	207	596	626
Spain	147	133	421	396
Italy	98	97	288	279
Other	179	149	498	465
Total	$3,157	$2,471	$8,459	$7,188

The Company’s revenue can also be disaggregated by the customer’s primary industry. Revenue disaggregated by industries was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2024	2023	2024	2023
Omnichannel retail	$1,479	$1,051	$3,817	$3,041
Technology and consumer electronics	392	360	1,137	1,081
Food and beverage	344	362	986	1,004
Industrial and manufacturing	376	263	973	803
Consumer packaged goods	311	231	896	689
Other	255	204	650	570
Total	$3,157	$2,471	$8,459	$7,188

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted EBITDA
and Adjusted EBITDA Margins
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31, 2023	Trailing Twelve Months Ended September 30, 2024
(In millions)	2024	2023	2024	2023
Net income attributable to GXO	$33	$66	$34	$156	$229	$107
Net income attributable to NCI	2	2	4	4	4	4
Net income	$35	$68	$38	$160	$233	$111
Interest expense, net	33	14	69	41	53	81
Income tax expense	7	15	11	38	33	6
Depreciation and amortization expense	111	101	302	268	361	395
Transaction and integration costs	21	3	55	22	34	67
Restructuring costs and other	9	7	26	31	32	27
Litigation expense	(1)	—	59	—	—	59
Unrealized (gain) loss on foreign currency contracts and other	8	(8)	4	(12)	(5)	11
Adjusted EBITDA(1)	$223	$200	$564	$548	$741	$757

Revenue	$3,157	$2,471	$8,459	$7,188
Operating income	$81	$90	$117	$231
Operating income margin(2)	2.6%	3.6%	1.4%	3.2%
Adjusted EBITDA margin(1)(3)	7.1%	8.1%	6.7%	7.6%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Operating income margin is calculated as operating income divided by revenue for the period.
(3) Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenue for the period.

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted EBITA
and Adjusted EBITA Margins
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31, 2023	Trailing Twelve Months Ended September 30, 2024
(In millions)	2024	2023	2024	2023
Net income attributable to GXO	$33	$66	$34	$156	$229	$107
Net income attributable to NCI	2	2	4	4	4	4
Net income	$35	$68	$38	$160	$233	$111
Interest expense, net	33	14	69	41	53	81
Income tax expense	7	15	11	38	33	6
Amortization of intangible assets acquired	36	18	77	54	71	94
Transaction and integration costs	21	3	55	22	34	67
Restructuring costs and other	9	7	26	31	32	27
Litigation expense	(1)	—	59	—	—	59
Unrealized (gain) loss on foreign currency contracts and other	8	(8)	4	(12)	(5)	11
Adjusted EBITA(1)	$148	$117	$339	$334	$451	$456

Revenue	$3,157	$2,471	$8,459	$7,188
Adjusted EBITA margin(1)(2)	4.7%	4.7%	4.0%	4.6%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Adjusted EBITA margin is calculated as adjusted EBITA divided by revenue for the period.

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted Net Income
and Adjusted Earnings Per Share
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, shares in thousands, except per share amounts)	2024	2023	2024	2023
Net income	$35	$68	$38	$160
Net income attributable to NCI	(2)	(2)	(4)	(4)
Net income attributable to GXO	$33	$66	$34	$156
Amortization of intangible assets acquired	36	18	77	54
Transaction and integration costs	21	3	55	22
Restructuring costs and other	9	7	26	31
Litigation expense	(1)	—	59	—
Unrealized (gain) loss on foreign currency contracts and other	8	(8)	4	(12)
Income tax associated with the adjustments above(1)	(11)	(4)	(40)	(21)
Discrete tax benefit(2)	—	—	—	(5)
Adjusted net income attributable to GXO(3)	$95	$82	$215	$225

Adjusted basic EPS(3)	$0.80	$0.69	$1.80	$1.89
Adjusted diluted EPS(3)	$0.79	$0.69	$1.80	$1.88

Weighted-average common shares outstanding
Basic	119,461	118,941	119,387	118,883
Diluted	119,793	119,645	119,718	119,430
(1) The income tax rate applied to items is based on the GAAP annual effective tax rate.
(2) Discrete tax benefit from intangible assets and the release of valuation allowances.
(3) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Other Reconciliations
(Unaudited)

Reconciliation of Cash Flow from Operations to Free Cash Flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2024	2023	2024	2023
Cash flow from operations(1)	$198	$243	$363	$343
Capital expenditures	(94)	(55)	(255)	(205)
Proceeds from sale of property and equipment	6	3	16	13
Free cash flow(2)	$110	$191	$124	$151
(1) Net cash provided by operating activities.
(2) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of Revenue to Organic Revenue:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2024	2023	2024	2023
Revenue	$3,157	$2,471	$8,459	$7,188
Revenue from acquired business(1)	(591)	—	(1,050)	—
Revenue from disposed business(1)	—	(3)	(1)	(10)
Foreign exchange rates	(35)	—	(85)	—
Organic revenue(2)	$2,531	$2,468	$7,323	$7,178

Revenue growth(3)	27.8%		17.7%
Organic revenue growth(2)(4)	2.6%		2.0%
(1) The Company excludes revenue from acquired and disposed businesses for periods that are not comparable.
(2) See the “Non-GAAP Financial Measures” section of this press release.
(3) Revenue growth is calculated as the change in the period-over-period revenue divided by the prior period, expressed as a percentage.
(4) Organic revenue growth is calculated as the change in the period-over-period organic revenue divided by the prior period, expressed as a percentage.

GXO Logistics, Inc.
Liquidity Reconciliations
(Unaudited)

Reconciliation of Total Debt and Net Debt:

(In millions)	September 30, 2024
Current debt	$223
Long-term debt	2,556
Total debt(1)	$2,779
Less: Cash and cash equivalents (excluding restricted cash)	(548)
Net debt(2)	$2,231
(1) Includes finance leases and other debt of $316 million as of September 30, 2024.
(2) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of Total debt to Net income Ratio:

(In millions)	September 30, 2024
Total debt	$2,779
Trailing twelve months net income	$111
Debt to net income ratio	25.0x

Reconciliation of Net Leverage Ratio:

(In millions)	September 30, 2024
Net debt	$2,231
Trailing twelve months adjusted EBITDA(1)	$757
Net leverage ratio(1)	2.9x
(1) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Return on Invested Capital
(Unaudited)

Adjusted EBITA, net of income taxes paid:

	Nine Months Ended September 30,		Year Ended December 31, 2023	Trailing Twelve Months Ended September 30, 2024
(In millions)	2024	2023
Adjusted EBITA(1)	$339	$334	$451	$456
Less: Cash paid for income taxes	(26)	(57)	(84)	(53)
Adjusted EBITA, net of income taxes paid(1)	$313	$277	$367	$403
(1) See the “Non-GAAP Financial Measures” section of this press release.

Return on Invested Capital (ROIC):

	September 30,
(In millions)	2024	2023	Average
Selected Assets:
Accounts receivable, net	$1,968	$1,661	$1,815
Other current assets	443	332	388
Property and equipment, net	1,161	923	1,042
Selected Liabilities:
Accounts payable	(748)	(597)	(673)
Accrued expenses	(1,411)	(975)	(1,193)
Other current liabilities	(369)	(275)	(322)
Invested capital	$1,044	$1,069	$1,057

Trailing twelve months net income to average invested capital			10.5%
Operating return on invested capital(1)(2)			38.1%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) The ratio of operating return on invested capital is calculated as trailing twelve months adjusted EBITA, net of income taxes paid, divided by the average invested capital.